EXHIBIT 11

                      METROMEDIA INTERNATIONAL GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                2000       1999
                                                              --------   --------
Loss per common share--Basic (A):
  Net loss..................................................  $(16,531)  $(11,270)
  Cumulative convertible preferred stock dividend
    requirement.............................................    (3,752)    (3,752)
                                                              --------   --------
  Net loss attributable to common stock shareholders........  $(20,283)  $(15,022)
                                                              ========   ========
Weighted average common stock shares outstanding during the
  period....................................................    93,807     69,123
                                                              ========   ========
Loss per common share--Basic:
  Net loss attributable to common stock shareholders........  $  (0.22)  $  (0.22)
                                                              ========   ========

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(A) In calculating diluted earnings per share, no potential shares of common stock are to be included in the computation of diluted earnings per share when a loss from continuing operations available to common stockholders exists. For the three months ended March 31, 2000 and 1999, the Company had a loss from continuing operations.